The
                                                    Sage
                                                     Group




October 28, 1996                                  Healthcare Business Strategy

Robert J. Capetola                                245 Route 22 West
President/CEO                                     Suite 304
Acute Therapeutics, Inc.                          Bridgewater, NJ 08807
6097 Hidden Valley Drive                          Phone: 908-231-9644
Doylestown, PA                                    Fax: 908-231-9692

Dear Bob,

As discussed I am revising our Valere agreement of June 25, 1996 to reflect the changes anticipated given the Castle Group (Discovery Labs) financing and corporate name change to Acute Therapeutics, Inc. (ATI).

This letter sets out some of the key aspects of a proposed arrangement between ATI and The Sage Group and addresses more specifically some of the issues we discussed. The objective of working closely with ATI is to play a key role in helping to establish the company via a J & J license and subsequently to assisting management in the strategic, product development and commercialization aspects required to successfully develop and grow the business. We view the role of The Sage Group essentially as serving the Business Development Department of ATI with at least the general activities shown below included in our responsibilities:

(bullet) Develop a formal business plan in conjunction with management and assist in implementation.

(bullet) Design corporate development plan in conjunction with company and direct implementation of partnering activities.

(bullet) Assist management in operational business activities as needed.

To provide ATI flexibility and reduced risk, we propose the term be 18 months, renewable upon mutual agreement, and that this agreement be non-cancelable, by ATI, during the first term except for non-performance by The Sage Group. Non-performance would be defined as failure of The Sage Group to carry out the above activities in a reasonably due diligent fashion. We suggest that there be formalized quarterly reviews to track performance.

In recognition of our past efforts on behalf of the founders and in anticipation of The Sage Group future involvement with ATI, Sage Partners has been fully vested in equity in the newly formed company, i.e., 15,000 total shares @ $0.01 per share, plus each of Daniel Tripodi, Wayne Pambianchi, Gordon Ramseier, R. Douglas Hulse and Richard G. Power has received options to purchase 1,000 shares of ATI Common Stock exercisable six (6) months after October 28, 1996




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and options to purchase 1,120 shares of ATI stock Common Stock exercisable upon certain acceleration events as defined in the Notice of Grant to the stock option agreements entered into by the Company and each of Messrs. Pambianchi, Ramseier, Hulse, Power and Tripodi as of October 10, 1996.

In addition, The Sage Group will receive a monthly management fee of $7500 payable on the first of each month beginning November 1, 1996. ATI also will reimburse The Sage Group for all out-of-pocket expenses with significant travel and related expenses pre-approved by ATI.

Bob, I trust that this revised letter of agreement reflects the general discussions we have had and that it is acceptable to you. If it meets with your approval, kindly countersign this letter and return it to me.

We look forward to a successful endeavor with Valere.


Nov. 4, 1996                                  /s/ Richard G. Power
----------------------                        --------------------
Date                                          Richard G. Power
                                              Executive Director
                                              THE SAGE GROUP





                                              /s/ Robert Capetola
----------------------                        --------------------
Date                                          Robert Capetola
                                              President/CEO
                                              Acute Therapeutics, Inc.